Exhibit 10.2

NONEMPLOYEE DIRECTOR’S RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT (this “Agreement”) is made as of                 ,                 , between TRICO MARINE SERVICES, INC., a Delaware corporation (the “Company”), and                  (the “Director”).

1. Award. Pursuant to the TRICO MARINE SERVICES, INC. 2004 STOCK INCENTIVE PLAN (the “Plan”), as of the date of this Agreement, 5,000 shares (the “Restricted Shares”) of the Company’s common stock shall be issued as hereinafter provided in the Director’s name subject to certain restrictions thereon. The Restricted Shares shall be issued upon acceptance hereof by Director and upon satisfaction of the conditions of this Agreement. The Director acknowledges receipt of a copy of the Plan and agrees that this award of Restricted Shares shall be subject to all of the terms and provisions of the Plan, including future amendments thereto, if any, pursuant to the terms thereof.

2. Restricted Shares. The Director hereby accepts the Restricted Shares when issued and agrees with respect thereto as follows:

(a) Forfeiture Restrictions. The Restricted Shares may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of to the extent then subject to the Forfeiture Restrictions, and in the event of termination of the Director’s membership on the Board for any reason other than as provided in Section 2(b), the Director shall, for no consideration, forfeit to the Company all Restricted Shares then subject to the Forfeiture Restrictions. The prohibition against transfer and the obligation to forfeit and surrender Restricted Shares to the Company upon termination of membership on the Board are herein referred to as the “Forfeiture Restrictions.” The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of Restricted Shares.

(b) Lapse of Forfeiture Restrictions. The Forfeiture Restrictions shall lapse as to the Restricted Shares in accordance with the following schedule provided that the Director has been a member of the Board from the date of this Agreement through the lapse date:

Number of Full Days From the Date of This Agreement	Percentage of Total Number of Restricted Shares Granted as to Which Forfeiture Restrictions Lapse
Less than 30 days	0%
30 days or more	100%

Notwithstanding the foregoing, if the Director’s membership on the Board is terminated by reason of his death or disability (within the meaning of section 22(e)(3) of the Code), the Forfeiture Restrictions shall lapse as to all of the Restricted Shares then subject to the Forfeiture Restrictions.

(c) Certificates. A certificate evidencing the Restricted Shares shall be issued by the Company in the Director’s name, pursuant to which the Director shall have all of the rights of a shareholder of the Company with respect to the Restricted Shares, including, without limitation, voting rights and the right to receive dividends (provided, however, that dividends paid in shares of the Company’s stock shall be subject to the Forfeiture Restrictions). The Director may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the stock until the Forfeiture Restrictions have expired (except with regard to a “qualified domestic relations order”), and a breach of the terms of this Agreement shall cause a forfeiture of the Restricted Shares. The certificate shall contain an appropriate endorsement reflecting the Forfeiture Restrictions. The certificate shall be delivered upon issuance to the Secretary of the Company or to such other depository as may be designated by the Committee as a depository for safekeeping until the forfeiture of such Restricted Shares occurs or the Forfeiture Restrictions lapse pursuant to the terms of the Plan and this award. On the date of this Agreement, the Director shall, if required by the Committee, deliver to the Company a stock power, endorsed in blank, relating to the Restricted Shares. Upon the lapse of the Forfeiture Restrictions without forfeiture, the Company shall cause a new certificate or certificates to be issued without legend (except for any legend required pursuant to applicable securities laws or any other agreement to which the Director is a party) in the name of the Director in exchange for the certificate evidencing the Restricted Shares.

(d) Corporate Acts. The existence of the Restricted Shares shall not affect in any way the right or power of the Board of Directors of the Company or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding. The prohibitions of Section 2(a) hereof shall not apply to the transfer of Restricted Shares pursuant to a plan of reorganization of the Company, but the stock, securities or other property received in exchange therefor shall also become subject to the Forfeiture Restrictions and provisions governing the lapsing of such Forfeiture Restrictions applicable to the original Restricted Shares for all purposes of this Agreement and the certificates representing such stock, securities or other property shall be legended to show such restrictions.

3. Withholding of Tax and Tax Elections. To the extent that the receipt of the Restricted Shares or the lapse of any Forfeiture Restrictions results in compensation income to the Director for federal, state, or local income tax purposes, the Director shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money as the Company may require to meet its obligation under applicable tax laws or regulations. The

Director may elect with respect to this Agreement to surrender or authorize the Company to withhold shares of stock of the Company (valued at their Fair Market Value on the date of surrender or withholding of such shares) to satisfy any tax required to be withheld by reason of compensation income resulting under this Agreement. An election pursuant to the preceding sentence shall be referred to herein as a “Stock Withholding Election.” All Stock Withholding Elections shall be made by written notice to the Company at its principal executive office addressed to the attention of the Secretary. The Director may revoke such election by delivering to the Secretary written notice of such revocation prior to the date such election is implemented through actual surrender or withholding of shares of stock of the Company. If the Director fails to pay the required amount to the Company or fails to make a Stock Withholding Election, the Company is authorized to withhold from any cash remuneration or stock remuneration, including withholding any Restricted Shares distributable to the Director under this Agreement, then or thereafter payable to the Director any tax required to be withheld by reason of compensation income resulting under this Agreement or the disposition of Restricted Shares acquired under this Agreement.

If the Director makes the election authorized by section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), the Director shall submit to the Company a copy of the statement filed by the Director to make such election.

4. Status of Stock. The Director agrees that the Restricted Shares issued under this Agreement will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws. The Director also agrees that (i) the certificates representing the Restricted Shares may bear such legend or legends as the Committee deems appropriate in order to reflect the Forfeiture Restrictions and to assure compliance with applicable securities laws, (ii) the Company may refuse to register the transfer of the Restricted Shares on the stock transfer records of the Company if such proposed transfer would constitute a violation of the Forfeiture Restrictions or, in the opinion of counsel satisfactory to the Company, of any applicable securities law, and (iii) the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Restricted Shares.

5. Notices. Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of the Director, such notices or communications shall be effectively delivered if hand delivered to the Director at his principal place of employment or if sent by registered or certified mail to the Director at the last address the Director has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered if sent by registered or certified mail to the Company at its principal executive offices.

6. Amendment. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by the Director or by any employee, officer, or representative of the Company or by any written agreement unless signed by the Director and by an officer of the Company who is expressly authorized by the Company to execute such document.

7. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Director.

8. Controlling Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to conflicts of laws principles.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Director has executed this Agreement, all as of the date first above written.

TRICO MARINE SERVICES, INC.

By:

Director

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